Exhibit 107

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Security(1)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)

Common Stock, $0.001 par value per share	16,333,331 shares	$7.27	$118,743,316	$13,085.52

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, or the Securities Act, based on the average of the high and low sales prices per share of common stock as reported on the Nasdaq Global Select Market on January 25, 2023.

(2)	Calculated in accordance with Rule 456(b) and Rule 457(r) of the Securities Act.

S-1